Exhibit 23.3

Consent of Independent Registered Public Accounting Firm

We hereby consent to the inclusion in the Prospectus constituting a part of this Registration Statement on Form S-1 of our report dated September 28, 2026, relating to the financial statements of MNBS Acquisition Corp. as of March 31, 2026, and for the period from January 23, 2026 (inception) through March 31, 2026, which is included herein. Our report dated September 28, 2026, relating to those financial statements, includes an emphasis of matter paragraph regarding substantial doubt as to the Company’s ability to continue as a going concern.

We also consent to the reference to us under the caption “Experts” in the Prospectus.

/s/ GuzmanGray

Costa Mesa, California
September 28, 2026